Exhibit 99.1

Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340 Telefax: (712) 277-7383 www.terraindustries.com

NEWS

For immediate release	Contact: Joe Ewing (712) 277-7305 jewing@terraindustries.com

Terra reduces production at UK facilities, imports ammonia

Sioux City, Iowa (November 29, 2005)—Terra Industries Inc. (NYSE symbol: TRA) announced today that it has suspended ammonia production at its UK facility at Billingham, Teesside. The shutdown is due to the extremely high price of natural gas in the UK. Terra does not anticipate resuming ammonia production at its Billingham facility until UK natural gas costs decrease to a level that allows the ammonia unit to operate with positive cash flow. Terra is operating its other UK facility at Severnside, Bristol, at reduced rates.

Terra expects to fulfill its UK sales commitments from its own inventories and with imported ammonia, some of which Terra will upgrade to ammonium nitrate.

Said Terra’s President and CEO Michael L. Bennett, “We remain committed to resuming normal production at our UK facilities as soon as natural gas costs return to more reasonable levels. Terra has been working closely with UK authorities and trade associations to address the price disparity between UK and Continental European gas markets. Restricted gas flows into the UK during recent cold weather have driven its natural gas prices to more than double the level elsewhere in Europe.”

Terra’s UK business, Terra Nitrogen (UK) Limited, is the country’s largest producer of nitrogen fertilizers, and is a major European manufacturer of ammonia, nitric acid and carbon dioxide, key raw materials in the UK chemicals industry.

Terra Industries Inc., with pro forma 2004 revenues of $1.9 billion including the Mississippi Chemical acquisition, is a leading international producer of nitrogen products.

This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Note:	Terra Industries’ news announcements are also available on its website,

www.terraindustries.com.